Exhibit 99

January 29, 2009

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER EARNINGS

Helmerich & Payne, Inc. reported record net income of $145,275,000 ($1.36 per diluted share) from operating revenues of $623,754,000 for its first fiscal quarter ended December 31, 2008, compared with net income of $107,830,000 ($1.02 per diluted share) from operating revenues of $456,663,000 during last year’s first fiscal quarter ended December 31, 2007.  Included in this year’s first quarter net income are after-tax gains from insurance proceeds and the sale of drilling equipment of $753,000 ($.01 per diluted share).  Last year’s first quarter net income included $3,714,000 ($.03 per diluted share) of gains from the sale of portfolio securities, insurance proceeds and drilling equipment.

Segment operating income for U.S. land operations was $194,048,000 for this year’s first quarter, compared with $143,841,000 for last year’s first quarter and $158,724,000 for last year’s fourth quarter.  The significant increase as compared to the prior quarter was mostly driven by higher average revenue and margins per rig day during this year’s first quarter.  Average revenue per day rose by $2,032 over the previous quarter to $27,066, and average rig margin per day rose by $1,657 over the previous quarter to $14,820.  Approximately $1,100 per day of the average rig revenue and margin per day was primarily a result of early contract termination payments earned during this year’s first quarter.  Rig utilization was 95% for this year’s first quarter, compared with 95% for last year’s first quarter and 98% for last year’s fourth quarter.  The Company had 24 rigs stacked by the end of the first fiscal quarter.  As a result of continued reduction in customers’ spending, the Company has approximately 42 rigs stacked as of January 29, 2009.

During the quarter, the Company completed the construction of nine FlexRigs®* under long-term contracts.  At the pace of approximately three rigs per month, the Company is scheduled to continue to complete the construction of rigs that are under previously announced long-term contracts.  In the U.S. Land segment, approximately 56% of the Company’s potential revenue days for the remainder of fiscal 2009 are committed to work for customers under term contracts, and approximately 42% are committed during fiscal 2010.

President and C.E.O. Hans Helmerich commented, “Exploration and production companies are currently being very aggressive about reducing their drilling plans in the near term, responding to the double blow of depressed energy prices and dysfunctional credit markets.  Given the speed and severity of the current pullback, it is difficult to predict when supply and demand will return to a better balance.  Until then, customers seem to be waiting to see where commodity prices stabilize before making final determinations concerning this year’s spending plans.”

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News Release

January 29, 2009

Segment operating income for the Company’s offshore operations was $14,710,000 for this year’s first quarter, compared with $4,114,000 for last year’s first quarter and $13,664,000 for last year’s fourth quarter.  Rig utilization in the offshore segment was 89% during this year’s first quarter, compared with 56% during last year’s first quarter and 89% during last year’s fourth quarter.  As compared to the preceding quarter, average rig margins per day during this year’s first quarter increased by $1,191 to $23,589.  Eight of the Company’s nine offshore platform rigs were active in the first quarter, and the ninth rig began receiving stand-by revenue in January 2009 and is expected to commence drilling operations in the third fiscal quarter.

Segment operating income for the Company’s international land operations was $22,628,000 for this year’s first quarter, compared with $21,156,000 for last year’s first quarter and $18,573,000 for last year’s fourth quarter.   Rig utilization in this segment was 98% during this year’s first quarter, compared with 81% during last year’s first quarter and 97% during last year’s fourth quarter.  Average rig margins per day during this year’s first quarter increased by $1,173 to $12,417 in this segment as compared to the preceding quarter.  International markets, however, have experienced reduced drilling activity, and seven of the Company’s international land rigs are idle as of January 29, 2009.  The Company expects additional rigs to become idle during the second fiscal quarter, especially in Venezuela.  All eleven of the Company’s rigs in Venezuela were active during the first fiscal quarter.  However, accounts receivable collections from the Company’s customer, PDVSA, have slowed considerably over the last few months.  The receivable balance from PDVSA is approaching $100 million.  Accordingly, the Company is ceasing operations on rigs as their drilling contracts expire.  Two of the Company’s eleven rigs in Venezuela have recently ceased operations, and it is expected that further cessations will idle a total of five rigs in that country by the end of February 2009.  Absent any improvement of receivable collections, the remaining rigs would probably become idle by the end of July of this year. A more detailed discussion of Venezuelan risks is contained in the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Form 10-K filed with the Securities and Exchange Commission on November 26, 2008.

On January 22, 2009, the Company reported the closing of a 364-day bank credit facility totaling $105,000,000.  This closing represents an increase in the Company’s available credit facilities from $400 million to $505 million, over thirty percent of which is currently undrawn.  It is anticipated that these credit facilities, along with internally generated cash flow, will fully fund the Company’s capital spending program for fiscal 2009 which is now projected to be approximately $850 million.  About $250 million of the $850 million has already been spent during the first quarter.  Most of the capital spending for this year is related to the completion of the new FlexRigs scheduled for operations under long-term commitments with attractive returns for the Company.   After the new $105 million credit facility expires early in calendar 2010, the $400 million credit facility will remain in effect until November 2011.

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News Release

January 29, 2009

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of January 29, 2009, the Company’s existing fleet included 194 U.S. land rigs, 32 international land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete another 27 new H&P-designed and operated FlexRigs, all of which correspond to previously announced commitments with customers.  Upon completion of these commitments, the Company’s global land fleet will include a total of 190 FlexRigs.

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors.  If you are unable to participate during the live webcast, the call will be archived for a year on H&P’s website indicated above.

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio

(918) 588-5383

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News Release

January 29, 2009

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended
	September 30	December 31
CONSOLIDATED STATEMENTS OF INCOME	2008	2008	2007
Operating revenues:
Drilling – U.S. Land	$437,376	$475,204	$347,644
Drilling – Offshore	50,084	50,488	27,281
Drilling – International	93,300	95,178	78,602
Other	2,959	2,884	3,136
	583,719	623,754	456,663

Operating costs and expenses:
Operating costs, excluding depreciation	322,745	330,928	235,795
Depreciation	63,700	54,772	43,984
General and administrative	14,343	15,148	13,903
Research and development	1,311	1,677
Gain from involuntary conversion of long-lived assets	—	(277)	(4,810)
Income from asset sales	(9,086)	(914)	(842)
	393,013	401,334	288,030

Operating income	190,706	222,420	168,633

Other income (expense):
Interest and dividend income	1,669	1,786	1,115
Interest expense	(4,434)	(3,700)	(4,831)
Gain on sale of investment securities	—	—	130
Other	(860)	128	(616)
	(3,625)	(1,786)	(4,202)

Income before income taxes and equity in income of affiliates	187,081	220,634	164,431

Income tax provision	66,440	81,248	60,146

Equity in income of affiliates net of income taxes	5,844	5,889	3,545
NET INCOME	$126,485	$145,275	$107,830

Earnings per common share:
Basic	$1.20	$1.38	$1.04
Diluted	$1.18	$1.36	$1.02
Average common shares outstanding:
Basic	105,211	105,249	103,509
Diluted	107,300	106,431	105,615

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News Release

January 29, 2009

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	12/31/08	9/30/08

ASSETS
Cash and cash equivalents	$138,024	$121,513
Other current assets	578,317	569,134
Total current assets	716,341	690,647
Investments	173,549	199,266
Net property, plant, and equipment	2,885,454	2,682,251
Other assets	12,667	15,881
TOTAL ASSETS	$3,788,011	$3,588,045

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$360,073	$308,957
Total noncurrent liabilities	551,493	538,614
Long-term notes payable	490,000	475,000
Total shareholders’ equity	2,386,445	2,265,474

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,788,011	$3,588,045

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News Release

January 29, 2009

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Three Months Ended
	December 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2008	2007

OPERATING ACTIVITIES:
Net income	$145,275	$107,830
Depreciation	54,772	43,984
Changes in assets and liabilities	63,014	(32,292)
Gain from involuntary conversion of long-lived assets	(277)	(4,810)
Gain on sale of assets and investment securities	(914)	(842)
Other	(7,291)	(2,979)
Net cash provided by operating activities	254,579	110,891

INVESTING ACTIVITIES:
Capital expenditures	(250,381)	(149,844)
Insurance proceeds from involuntary conversion of long-lived assets	277	8,500
Proceeds from sale of assets and investments	1,411	1,386
Other	(16)	—
Net cash used in investing activities	(248,709)	(139,958)

FINANCING ACTIVITIES:
Dividends paid	(5,273)	(4,668)
Net increase in bank overdraft	2,330	—
Proceeds from exercise of stock options	300	1,365
Net proceeds from short-term notes and long-term debt	13,267	40,000
Excess tax benefit from stock-based compensation	17	662
Net cash provided by financing activities	10,641	37,359

Net increase in cash and cash equivalents	16,511	8,292
Cash and cash equivalents, beginning of period	121,513	89,215
Cash and cash equivalents, end of period	$138,024	$97,507

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News Release

January 29, 2009

	Three Months Ended
	September 30	December 31
SEGMENT REPORTING	2008	2008	2007
	(in thousands except days and per day amounts)

U.S. LAND OPERATIONS
Revenues	$437,376	$475,204	$347,644
Direct operating expenses	221,735	233,306	165,565
General and administrative expense	4,147	4,427	4,394
Depreciation	52,770	43,423	33,844
Segment operating income	$158,724	$194,048	$143,841

Revenue days	16,382	16,322	13,877
Average rig revenue per day	$25,034	$27,066	$24,006
Average rig expense per day	$11,871	$12,246	$10,895
Average rig margin per day	$13,163	$14,820	$13,111
Rig utilization	98%	95%	95%

OFFSHORE OPERATIONS
Revenues	$50,084	$50,488	$27,281
Direct operating expenses	32,159	31,762	19,211
General and administrative expense	964	1,052	1,098
Depreciation	3,297	2,964	2,858
Segment operating income	$13,664	$14,710	$4,114

Revenue days	736	735	460
Average rig revenue per day	$52,452	$53,057	$41,833
Average rig expense per day	$30,054	$29,468	$27,160
Average rig margin per day	$22,398	$23,589	$14,673
Rig utilization	89%	89%	56%

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News Release

January 29, 2009

	Three Months Ended
	September 30	December 31
SEGMENT REPORTING	2008	2008	2007
	(in thousands except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$93,300	$95,178	$78,602
Direct operating expenses	68,679	65,648	50,782
General and administrative expense	554	696	938
Depreciation	5,494	6,206	5,726
Segment operating income	$18,573	$22,628	$21,156

Revenue days	2,299	2,383	1,981
Average rig revenue per day	$37,691	$36,737	$34,522
Average rig expense per day	$26,447	$24,320	$20,353
Average rig margin per day	$11,244	$12,417	$14,169
Rig utilization	97%	98%	81%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$27,275	$33,435	$14,277
Offshore Operations	$5,829	$5,466	$2,862
International Land Operations	$6,647	$7,633	$10,213

With the growth of the drilling segments, the previously reported Real Estate segment has become a smaller percentage of total segment operating income.  As a result, the Real Estate segment previously shown as a reportable segment, has been included with other non-reportable business segments.  The amounts for the three months ended December 31, 2007 have been restated to reflect this change.

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News Release

January 29, 2009

Segment operating income is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Income (in thousands).

	Three Months Ended
	September 30	December 31
	2008	2008	2007
Operating income
U.S. Land	$158,724	$194,048	$143,841
Offshore	13,664	14,710	4,114
International Land	18,573	22,628	21,156
Other	(400)	(861)	1,524
Segment operating income	$190,561	$230,525	$170,635
Corporate general & administrative	(8,678)	(8,973)	(7,473)
Other depreciation	(1,137)	(1,197)	(929)
Inter-segment elimination	874	874	748
Gain from involuntary conversion of long-lived Assets	—	277	4,810
Income from asset sales	9,086	914	842
Operating income	$190,706	$222,420	$168,633

Other income (expense):
Interest and dividend income	1,669	1,786	1,115
Interest expense	(4,434)	(3,700)	(4,831)
Gain on sale of investment securities	—	—	130
Other	(860)	128	(616)
Total other income (expense)	(3,625)	(1,786)	(4,202)

Income before income taxes and equity in income of affiliates	$187,081	$220,634	$164,431

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